Exhibit 10.20

February 29, 2008

William J. Kelly

116 Riverside Drive

Norwell, MA 02061

Dear Bill,

It is my pleasure to submit to you this offer of employment with Repligen Corporation (“the Company”) as Vice President of Finance and Administration reporting to the Chief Executive Officer. On behalf of the Company, I have set forth below the terms of your employment. This letter supersedes and cancels all prior oral and written negotiations, agreements and commitments.

Your salary will be $190,000 per year and you are eligible for a target bonus of 25% based on our Executive Incentive Compensation Plan. You will receive a $5,000 sign-up bonus assuming your first day of employment is March 31, 2008 or earlier. You will be entitled to participate in any and all benefit programs that the Company establishes and makes available to its employees, including but not limited to health and dental insurance and life insurance to the extent that you meet all eligibility requirements for participation. You will be entitled to four weeks of paid vacation per year.

We intend to grant you incentive stock options to purchase 100,000 shares of Common Stock under the Company’s 2001 Stock Option Plan at an exercise price to be set at the closing price on the day of your first day of employment. These options will vest over a 5-year period from the grant date. You will also receive a grant of 5,000 shares of restricted Repligen stock which will vest one year from your first day of employment.

Please understand that this is an offer letter and is not a contract of employment for a particular duration or period.

If you accept our offer, please sign below and return one copy to me on or before March 6, 2008. We look forward to having you join our company.

Regards,

Walter Herlihy
President & CEO	Accepted: William Kelly